Exhibit 99.1

Aerie Pharmaceuticals Completes Enrollment in Second Phase 3 Registration Trial (“Rocket 2”) of RhopressaTM, Novel Triple-Action Product to Lower Intraocular Pressure in Patients with Glaucoma

IRVINE, Calif. & BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. — March 24, 2015 — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye, announced today the completion of enrollment in the Company’s second Phase 3 registration trial (“Rocket 2”) of RhopressaTM, a novel once-daily, triple-action eye drop being tested for its ability to lower intraocular pressure (IOP) in patients with glaucoma or ocular hypertension. Rocket 2 will measure efficacy over three months, as well as safety over one year. The primary efficacy endpoint of the trial is to demonstrate non-inferiority of IOP lowering for RhopressaTM compared to timolol. Timolol is the most widely used comparator in registration trials for glaucoma. The Company’s Phase 3 program also includes “Rocket 1,” a 90-day efficacy registration trial for which data are expected mid-second quarter 2015, and “Rocket 3,” a one-year, safety-only registration trial in Canada. Pending successful results from the Phase 3 registration studies, the Company expects to submit a New Drug Application filing by mid-2016.

“Our RhopressaTM Phase 3 program maintains its strong momentum, with the Rocket 2 trial proceeding with full enrollment and on track for efficacy results in third quarter of 2015. The Rocket 1 efficacy results are still expected mid-second quarter of this year,” said Vicente Anido, Jr., Ph.D., Chief Executive Officer and Chairman at Aerie. “We continue to see high levels of interest in RhopressaTM from the ophthalmology community, and we look forward to the continued successful progress of our registration program.”

Pending the advancement of the RhopressaTM Phase 3 program and regulatory approvals, Aerie intends to commercialize RhopressaTM in North American markets and possibly Europe with its own sales force and will seek commercialization partners in other key territories, including Japan, emerging markets and possibly Europe. Aerie fully owns its product candidates, has no licenses, and has patent protection for both use and composition of matter through 2030.

Triple-Action RhopressaTM

RhopressaTM is a novel triple-action eye drop that we believe, if approved, would become the only once-daily product available that specifically targets the trabecular meshwork, the eye’s primary fluid drain and the diseased tissue responsible for elevated IOP in glaucoma. Preclinical results have demonstrated that RhopressaTM also lowers episcleral venous pressure, which contributes approximately half of IOP in healthy subjects. Further, RhopressaTM provides an additional mechanism that reduces fluid production in the eye and therefore lowers IOP. Biochemically, RhopressaTM is known to inhibit both Rho Kinase and norepinephrine transporter.

About Aerie Pharmaceuticals

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. The Company is conducting two Phase 3 registration trials in the United States, named “Rocket 1” and “Rocket 2,” where the primary efficacy endpoint will be to demonstrate non-

inferiority of IOP lowering for RhopressaTM compared to timolol, along with a third Phase 3 registration safety-only trial, named “Rocket 3,” in Canada. The Company expects to report efficacy results from “Rocket 1” in mid-second quarter of 2015 and from “Rocket 2” in third quarter of 2015.

In June 2014, the Company also completed a Phase 2b clinical trial where RoclatanTM met the primary efficacy endpoint, demonstrating the statistical superiority of RoclatanTM to each of its components. RoclatanTM is a fixed-dose combination of RhopressaTM with latanoprost, the market-leading PGA, and we believe, if approved, has the potential to provide a greater IOP-lowering effect than any currently approved glaucoma product. Phase 3 registration trials for RoclatanTM are expected to commence in mid-2015. Preparatory steps for these trials are in progress and on schedule.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations regarding the commercialization of our product candidates; our expectations related to the use of proceeds from our initial public offering and the issuance and sale of our senior secured convertible notes; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; our plans to pursue development of our product candidates for additional indications and other therapeutic opportunities; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com